Exhibit 99.1
    FOR IMMEDIATE RELEASE FRIDAY, AUGUST 27, 1999

                       CONTACT:
SJNB Financial Corp., James R. Kenny, (408) 947-7562
Saratoga Bancorp, Richard L. Mount, (408) 973-1111

      SJNB FINANCIAL CORP. AND SARATOGA BANCORP
           SIGN DEFINITIVE MERGER AGREEMENT

San Jose and Saratoga, CA   SJNB Financial Corp. (NASDAQ:  SJNB) and
Saratoga Bancorp (OTC BB: SRTB) jointly announced today the signing of a definitive Merger Agreement under which SJNB will acquire the outstanding shares of common stock of Saratoga Bancorp pursuant to an exchange of SJNB Common
Stock for all common stock of Saratoga. Saratoga, parent company of Saratoga National Bank, headquartered in Saratoga, California, with approximately $149 million in assets and $110 million in deposits, operates three offices in Saratoga, Los Gatos and San Jose, California. The merger between San Jose-based SJNB and Saratoga Bancorp will result in the formation of a financial institution with approximately $552 million in assets, $440 million in deposits and $49 million in shareholders' equity based on each company's financial position as of June 30, 1999. The combined shareholder base is estimated to number approximately 2,000.

Upon consummation of the merger Saratoga shareholders will receive 0.70 shares of SJNB Common Stock for each outstanding share of Saratoga common stock. Based on the closing price of SJNB's stock on August 27, 1999 of $33.25 the transaction is valued at approximately $36.9 million, excluding the value of any unexercised options, and each Saratoga shareholder would receive SJNB Common Stock valued at $23.28 per share. The estimated value of the SJNB Common Stock to be received by Saratoga shareholders represents 20.60 times Saratoga's earnings for the 12 months ended June 30, 1999 and 2.49 times Saratoga's book value per share at June 30, 1999. The merger will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization.

The definitive Merger Agreement, which has been approved by the Boards of Directors of both companies, is subject to conditions usual and customary for merger transactions of this type, including approval by both SJNB and Saratoga shareholders, approval by the Federal Reserve Board and satisfaction of certain other terms and conditions. Although the parties have not adopted any formal timetable, subject to satisfying the conditions in the Agreement, it is presently estimated that the merger will be consummated late in the fourth quarter of 1999.

SJNB's banking subsidiary, San Jose National Bank, and Saratoga's banking subsidiary, Saratoga National Bank, were both formed in 1982. San Jose National Bank is headquartered in downtown San Jose. It also has an East Bay regional branch in Danville. San Jose National Bank is primarily a business-oriented bank while Saratoga National Bank offers personalized banking services to individuals and businesses. At the completion of the merger of Saratoga
Bancorp into SJNB, it is expected that Saratoga National Bank will also be combined into San Jose National Bank. When the merger is consummated, certain directors of Saratoga Bancorp will serve as directors of SJNB and San Jose National Bank.

Saratoga has also granted SJNB an option to purchase up to 19.9 percent of the outstanding shares of Saratoga Bancorp common stock if certain events and conditions (as defined in the option agreement) occur, including a third-party merger proposal or tender offer.

"We are extremely pleased with this opportunity to combine forces in a manner which will provide the existing customers of both banks more services while also allowing us to attract new customers who are currently banking with the megabanks.

Additionally, many of SJNB's customers live or work in Los Gatos and Saratoga. We believe they will be delighted by this merger," stated James R. Kenny, President and Chief Executive Officer of SJNB. "We believe that more customer options, larger lending limits and other synergies will strengthen the earnings potential of our company."

"This business combination will allow us to provide our clients a broader range of products and services while maintaining the characteristics of a community bank," stated Richard L. Mount, President and Chief Executive Officer of Saratoga Bancorp. "Management is committed to serving the banking needs of individuals, businesses and professionals in Saratoga and surrounding communities. We believe Saratoga shareholders will benefit from increased dividends, greater liquidity and equity position in a larger financial institution with a strong track record."

San Jose National Bank provides banking services to businesses and professionals requiring commercial and SBA loans, real estate construction loans, equipment leases, accounts receivable financing and factoring services. San Jose National Bank also offers innovative deposit products, including cash management systems and home owners association banking services. Saratoga National Bank offers a wide variety of deposit products, loans and banking services, including Visa Check Cards, merchant credit cards and payroll services.

This joint release includes forward-looking information which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements (which involve each company's plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment;

the declining health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in Santa Clara County real estate and high tech industries; certain operational risks involving integration of the two bank subsidiaries, data processing systems or fraud; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; risks associated with the Year 2000 which could cause disruptions in either company's operation; and changes in the securities markets. SJNB and Saratoga undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents SJNB and Saratoga file from time to time with the Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1998 and their quarterly reports filed on Form 10-Q in 1999.

(NOTE: A registration statement relating to the SJNB Financial Corp. Common Stock to be exchanged for shares of Saratoga Bancorp common stock will be filed with the Securities and Exchange Commission ("SEC"). The SJNB Common Stock may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange nor shall there be any exchange of the SJNB Common Stock in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. The SJNB Common Stock to be exchanged will be offered only by means of a prospectus filed with the SEC.)